STELLAR PHARMACEUTICALS INC.

INTERIM FINANCIAL STATEMENTS

(Canadian Funds)

(Unaudited)

JUNE 30, 2005

STELLAR PHARMACEUTICALS INC.

JUNE 30, 2005

CONTENTS

INTERIM FINANCIAL STATEMENTS
PAGE

BALANCE SHEET	1
INTERIM STATEMENT OF OPERATIONS AND DEFICIT	2
INTERIM STATEMENT OF CASH FLOWS	3
NOTES TO INTERIM FINANCIAL STATEMENTS	4 - 10

STELLAR PHARMACEUTICALS INC.

BALANCE SHEET
(Canadian Funds)

ASSETS

	Unaudited	Audited
	As at	As at
	30-Jun-05	31-Dec-04
CURRENT
Cash and cash equivalents (Note 2)	$ 2,588,333	$ 3,172,870
Accounts Receivable	134,987	143,629
Inventories (Note 3)	189,905	336,491
Tax Recoverable	-	38,131
Prepaid, deposits, and sundry receivables (Note 4)	189,487	155,972
	3,102,712	3,847,093

PROPERTY, PLANT, AND EQUIPMENT (Note 5)	988,911	951,860

OTHER ASSETS (Note 6)	20,326	16,431
	$ 4,111,949	$ 4,815,384

LIABILITIES

CURRENT
Accounts payable	$ 248,059	$ 342,624
Accrued liabilities	42,344	32,503
Deferred revenues	139,572	221,320
	429,975	596,447

SHAREHOLDERS’ EQUITY
CAPITAL STOCK (Note 7)
AUTHORIZED
Unlimited	Non-voting, convertible, redeemable, and retractable preferred shares with no par value
Unlimited	Common shares with no par value

ISSUED
23,197,263 Common shares (2004 – 22,802,373)	7,864,941	7,720,873
Paid-in capital options and warrants - outstanding	495,648	374,712
- expired	67,263	67,263
DEFICIT	(4,745,878)	(3,943,911)
	3,681,974	4,218,937
	$ 4,111,949	$ 4,815,384
See accompanying notes to financial statements.

Approved on behalf of the Board:

/s/ Peter Riehl      /s/Arnold Tenney
DIRECTOR           DIRECTOR

STELLAR PHARMACEUTICALS INC.

INTERIM STATEMENTS OF OPERATIONS AND DEFICITS
(Canadian Funds)

(Unaudited)

	For the Three Month Period Ended June 30		For the Six Month Period Ended June 30

	2005	2004	2005	2004

REVENUE (Note 8)
Product sales	$ 420,616	$ 359,778	$ 779,271	$ 649,727
Miscellaneous revenue	843	1,064	1,643	1,064
	421,459	360,842	780,914	650,791

COST OF GOODS SOLD	91,586	64,161	185,619	114,710
	329,873	239,401	595,295	536,081

ROYALTY AND LICENSING REVENUES	74,882	32,690	140,725	303,901

GROSS PROFIT	404,755	329,371	736,020	839,982

EXPENSES
Selling, general, and administrative	643,370	503,115	1,256,375	943,766
Research and development	91,450	136,884	284,685	222,847
Amortization	34,681	19,413	67,682	38,678

	769,501	659,412	1,608,741	1,205,291

LOSS FROM OPERATIONS	(364,746)	(330,041)	(872,721)	(365,309)

INTEREST AND OTHER INCOME	17,434	(42,386)	70,754	(40,825)

NET LOSS FOR THE PERIOD	(347,312)	(372,427)	(801,967)	(406,134)

DEFICIT, beginning of period	(4,398,566)	(2,632,509)	(3,943,911)	(2,598,802)

DEFICIT, end of period	$ (4,745,878)	$ (3,004,936)	$ (4,745,879)	$ (3,004,936)

LOSS PER SHARE (Note 9)	$ (0.02)	$ (0.01)	$ (0.03)	$ (0.02)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING (Note 7)	23,159,131	21,716,749	23,089,571	20,083,229

See accompanying notes to financial statements.

STELLAR PHARMACEUTICALS INC.

INTERIM STATEMENT OF CASH FLOWS
(Canadian Funds)

(Unaudited)

	For the Three Month Period Ended June 30		For the Six Month Period Ended June 30

	2005	2004	2005	2004

CASH FLOWS PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net loss for the period	$ (347,312)	$ (372,427)	$ (801,967)	$ (406,134)
Amortization	34,681	19,411	67,682	38,676
Issuance of shares and options for services rendered	67,851	466	120,936	82,848
	(244,780)	(352,550)	(613,349)	(284,610)

Change in non-cash operating assets and liabilities
Accounts receivable	15,658	(20,345)	8,642	(81,565)
Inventories	47,144	(49,090)	146,586	(73,774)
Tax recoverable	12,049	(66,273)	38,131	46,384
Prepaid deposits and sundry receivables	22,056	(216,589)	(33,515)	(222,947)
Accounts payable and accrued liabilities	(53,573)	343,338	(84,724)	340,412
Deferred revenue	(43,324)	(17,289)	(81,748)	(19,569)
	(244,770)	(378,798)	(619,977)	(295,670)

INVESTING ACTIVITIES
Additions to property, plant and equipment	(74,066)	(89,098)	(104,136)	(92,283)
Additions to other assets	-	-	(4,492)	(10,351)
	(74,066)	(89,098)	(108,629)	(102,634)

FINANCING ACTIVITIES
Issuance of common stock	25,100	340,291	144,068	4,700,665

CHANGE IN CASH AND CASH EQUIVALENTS	(293,736)	(127,606)	(584,537)	4,302,361

CASH AND CASH EQUIVALENTS, beginning of period	2,882,069	4,685,204	3,172,870	255,237

CASH AND CASH EQUIVALENTS, end of period	$ 2,588,333	$ 4,557,598	$ 2,588,333	$ 4,557,598

See accompanying notes to financial statements.

STELLAR PHARMACEUTICALS INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

JUNE 30, 2005

1.	BASIS OF PRESENTATION

These interim financial statements should be read in conjunction with the financial statements for the Company’s most recently completed fiscal year ended December 31, 2004. They do not include all disclosures required in annual financial statements but rather are prepared in accordance with recommendations for interim financial statements in conformity with United States general accepted accounting principles. These financial statements have been prepared using the same accounting policies, and methods as those used by the Company in the annual financial statements at the December 31, 2004 accounts and the year then ended.

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments), which are necessary to present fairly the financial position as at June 30, 2005 and December 31, 2004, and the results of operations and cash flows for the six month periods ended June 30, 2005 and 2004.

a)   Cash and cash equivalents include cash and all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase. Substantially all cash and cash equivalents are under the custodianship of two Canadian financial institutions.

b)   The preparation of interim financial statements in conformity with United States generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the interim financial statements and the revenues and expenses during the reporting period. Actual results may differ from those estimates.

c)   Statement of Financial Accounting Standards No. 130 (SFAS 130), “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income and its components and requires restatement of all previously reported information for comparative purposes. For the six month periods ended June 30, 2005 and 2004, comprehensive income was the same net earnings.

2.	CASH AND CASH EQUIVALENTS

	Unaudited	Audited
	30-Jun-05	31-Dec-04
Cash	$ 271,992	$ 2,145,387
Short-term investments	2,316,341	1,027,483
	$ 2,588,333	$ 3,172,870

STELLAR PHARMACEUTICALS INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

JUNE 30, 2005

3.	INVENTORIES
	Unaudited	Audited
	30-Jun-05	31-Dec-04
Raw material	$ 5,857	$ 135,922
Finished goods	94,660	38,545
Packaging materials	25,687	45,299
Work in process	63,701	116,725
	$ 189,905	$ 336,491

Inventory costs of $21,288 which had become obsolete were removed from inventory; the Company expensed this cost to selling, general, and administrative as these costs were directly related to the Company’s name change.

4.   PREPAID, DEPOSITS AND SUNDRY RECEIVABLES

	Unaudited	Audited
	30-Jun-05	31-Dec-04
Prepaid operating expenses	$ 63,683	$ 19,476
Deposit on goods to be manufactured	38,025	38,025
Materials for use in clinical trials	77,138	82,138
Accrued interest receivable	10,641	-
Directors fees	-	16,333
	$ 189,487	$ 155,972

5.  PROPERTY, PLANT AND EQUIPMENT

		Unaudited June 30, 2005

		Accumulated	Net Carrying
	Cost	Amortization	Amount
Land	$ 90,000	$ -	$ 90,000
Building	536,759	17,364	519,395
Office Equipment	39,394	24,287	15,107
Manufacturing Equipment	519,662	215,635	304,027
Computer Equipment	83,431	23,049	60,382
	$ 1,269,246	$ 280,335	$ 988,911

STELLAR PHARMACEUTICALS INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

JUNE 30, 2005

5.	PROPERTY, PLANT AND EQUIPMENT (continued)

		Audited 31-Dec-04

		Accumulated	Net Carrying
	Cost	Amortization	Amount
Land	$ 90,000	$ -	$ 90,000
Building	520,989	4,286	516,703
Office Equipment	39,394	22,554	16,840
Manufacturing Equipment	480,476	166,787	313,689
Computer Equipment	34,252	19,624	14,628
	$ 1,165,111	$ 213,251	$ 951,860

6.	OTHER ASSETS

Unaudited 30-Jun-05

		Accumulated	Net Carrying
	Cost	Amortization	Amount
Patents	$ 22,586	$ 2,261	$ 20,325
Goodwill	1	-	1
	$ 22,587	$ 2,261	$ 20,326

Audited 31-Dec-04

		Accumulated	Net Carrying
	Cost	Amortization	Amount
Patents	$ 18,091	$ 1,661	$ 16,430
Goodwill	1	-	1
	$ 18,092	$ 1,661	$ 16,431

STELLAR PHARMACEUTICALS INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

JUNE 30, 2005

7.	CAPITAL STOCK

(a)	Common Shares

During the six month period, 394,890 Common Shares were issued to consultants, employees and directors who exercised stock options with an average price per share of $0.36 for cash.

	Number of	$
	Shares	Amount
Balance, December 31, 2004	22,802,373	$ 7,685,010
Issued for cash consideration	324,890	118,968
Balance, March 31, 2005	23,127,263	$ 7,803,978
Issued for cash consideration	70,000	25,100
Balance, June 30, 2005	23,197,263	$ 7,829,078

(b)	Paid-in Capital Options and Warrants

The changes to the paid‑in capital options and warrants are as follows:
Balance, December 31, 2004	$ 374,172
Options issued to consultants	53,085
Balance, March 31, 2005	$ 427,792
Options issued to consultants	67,852
Balance, June 30, 2005	$ 495,648

(c)	Stock Options

During the six months ended June 30, 2005, the Company granted 145,000 options to employees, directors and officers, each of which entitles the holder to purchase one Common Share of the Company for $1.66 per share at any time until May 12, 2008 (2004 - 315,000 at an average price of $2.03). During the first half of the year, 130,000 options previously granted to consultants vested, with a weighted average fair value of $.93 (June 30, 2004 - $.49). The Company recorded $120,937 (June 30, 2004-$23,100) as consulting expenses in the first half of the year. The total number of options outstanding as at June 30, 2005 was 1,710,110.

The average fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Risk-free interest rate	3.59%
Expected life	2.5years
Expected volatility	5.70%
Dividend yield	0%

On June 29, 2005, the Company increased the number of options in the plan to 4,629,452 from 4,157,841

NOTES TO INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)
                         JUNE 30, 2005

7.         (d)  Paid in Capital Options

                          Paid in Capital Options includes outstanding stock options amounting to $495,648 and expired stock options of $67,263 at June 30, 2005
   (December 31, 2004 - $374,712 and $67,263 respectively).

8.	REVENUES

Revenue for the six months ended June 30, 2005 includes products sold in Canada, international sales of products and revenue received with regard to a sign rental contract for a sign located on the property. Revenue earned is as follows:

	Unaudited June 30,

	2005	2004
Products sales
Domestic sales	$ 748,739	$ 621,873
International sales	30,532	27,854
	779,271	649,727
Royalties & licensing revenue
Licensing fees	-	267,220
Royalty payments	140,725	36,681
	140,725	303,901
Miscellaneous revenue
Miscellaneous items	1,643	1,064
Total Revenue	$ 921,639	$ 954,692

9.	LOSS PER SHARE

Loss per share is calculated on the basis of the weighted average number of Common Shares outstanding for the six months ended June 30, 2005 totaling 23,089,571 Common Shares (June 30, 2004-20,083,229).

The diluted loss per share has not been computed, as the effect would be anti-dulitive. The following table sets forth the computation of loss per share for the six months ended June 30:

	2005	2004
Numerator for loss per share available to
shareholders	$ (801,967)	$ (406,134)
Denominator for basic earnings (loss) per share –
Weighted average shares outstanding	23,089,571	20,083,229
Loss per share	$ (0.03)	$ (0.02)

STELLAR PHARMACEUTICALS INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

JUNE 30, 2005

10.	INVESTMENT TAX CREDITS RECEIVABLE AND MEASUREMENT UNCERTAINTY

Investment tax credits are earned in connection with research and development activities. At June 30, 2005, all cash tax credit amounts had been received in full (December 31, 2004 - $38,131).

The provincial portion of the research and development claim for 2002 of $12,049 has been received and this amount has been recorded as a credit to related expenses.

The unrecorded research and development claims for 2003 and 2004 will be filed in due course. The extent of the overall claim is dependent upon the qualification of each individual project under strict technical criteria, and amounts may vary upon review by Canada Revenue Agency. Adjustments to the claim, if any, will be accounted for in the year of assessment.

11.	CONTINGENCIES AND COMMITMENTS (continued)

     (a) Royalty Agreement

In September 2000, the Company entered into a royalty agreement for sales of Uracyst.  The agreement involves royalty payments, which are based on 2% of the total sales of Uracyst until the end of the agreement on September 30, 2008. Royalty payments for the six months ended June 30, 2005 were $140,725 (June 30, 2004 - $36,681).

In February 2002, the Company entered into a royalty agreement for products which were introduced to Stellar by a consultant. The agreement involves royalty payments, which will be paid based on gross dollar sales. The schedule for royalty payments is presently calculated on Skelite sales as follows:

First $1,000,000 in sales - 3%
   Second $1,000,000 in sales - 2%
   All sales over $2,000,000 - 1% out to the 5th year.

(b) License Agreement

In June 2005 Stellar entered into an exclusive licensing agreement with INNOGEN İLAÇ SAN. TİC. LTD. ŞTİ. ("Innogen") for the sale of NeoVisc® in Turkey. Sales of NeoVisc will not commence until the receipt of all required approvals from Turkish authorities. The term of this agreement will continue for a period of three years and will be renewable for an additional three years, unless earlier terminated by either party in accordance with the agreement.

(c) Distribution Agreement

There are no changes to the distribution agreements as disclosed in Note 13(d) of the annual financial statements for the 2004 fiscal year.

STELLAR PHARMACEUTICALS INC.

NOTES TO INTERIM FINANCIAL STATEMENTS
(Canadian funds)

(Unaudited)

JUNE 30, 2005

11.             (d) Facilities

In June 2004, the Company entered into an agreement, to purchase a 10,000 sq ft building in London, Ontario, Canada. The total purchase price was $450,000, of which $90,000 was estimated to be the value of the land. The building has sufficient space to accommodate the packaging process, as well as provide warehousing and greater office space. The Company moved to the new location on October 22, 2004. The Company had renovation costs of $153,495 as of December 31, 2004 and additional costs of $15,770 during the first six months of 2005, which has been allocated as building costs. Of these costs $13,318 has been used in preparation of the new packaging area.

(e)	Leases

The Company presently leases office equipment under operating leases. At June 30, 2005, the future minimum lease payments under operating leases are $5,600.

12.	SIGNIFICANT CUSTOMERS

During the three month period ended June 30, 2005, the Company had one customer that represented 32.5% of sales (June 30, 2004 - 38.3%).

13.	CHANGE OF NAME

                       Effective January 1, 2005 the Company changed its name from Stellar International Inc. to Stellar Pharmaceuticals Inc. This name change is being made so that the Company’s name better reflects its underlying business.

14.	COMPARATIVE FIGURES

       Certain comparative figures have been reclassified to conform to the current year's presentation.